Exhibit 99

Scripps Networks Interactive reports fourth quarter financial results

Feb. 10, 2010

For immediate release

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the fourth quarter 2009.

Results for the three-month period ended Dec. 31 reflect strong growth in advertising and affiliate fee revenue at the company’s flagship lifestyle television networks, HGTV and Food Network.

Consolidated revenue for the quarter increased 6.0 percent to $430 million from the prior-year period. The company’s consolidated financial statements include Travel Channel results as reported for the 16 days of the quarter that it was owned by the company. The company acquired controlling interest in Travel Channel on Dec. 15.

Total revenue from the company’s Lifestyle Media business segment, including all of its television networks, Web sites and other related businesses, was $380 million, up 12 percent from the fourth-quarter 2008. Excluding Travel Channel, Lifestyle Media total revenue was $369 million, up 8.3 percent, year-over-year.

Consolidated expenses for the quarter increased 25 percent from the prior-year period to $278 million. The increase in expenses included:

•

A $21.1 million write-down of the value of Fine Living Network programming. The write-down was the result of a programming evaluation undertaken as part of the company’s plan to rebrand Fine Living as the Cooking Channel.

•	$13.6 million related to the Travel Channel acquisition and international investments.

•	$4.4 million in marketing and legal expenses to support the company’s affiliate agreement renewals.

Excluding these items, consolidated expenses were up 7.0 percent year-over-year.

Fourth quarter net income attributable to Scripps Networks Interactive was $94.4 million, or 57 cents per share, compared with a net loss of $154 million in the fourth quarter 2008. The net loss in the prior-year period included a write-down in the value of goodwill at the company’s Shopzilla comparison shopping subsidiary.In addition to the items mentioned previously, the following are included in net income attributable to Scripps Networks Interactive for the fourth quarter 2009:

•	A $28.7 million, 17 cents per share gain resulting from the sale of the company’s uSwitch subsidiary in the United Kingdom.

•	$8.3 million, or 5 cents per share in tax adjustments primarily attributable to differences between prior period tax provisions and filed returns.

•	A $4.8 million, 3 cents per share reduction due to financing costs related to the Travel Channel acquisition.

Excluding all items outlined above, fourth-quarter 2009 earnings per share would have been 52 cents.

Total segment profit for the company was $152 million in the fourth quarter compared with $182 million in the prior-year period. (See Note 3 for a definition of segment profit). Excluding one-time items, total segment profit was $191 million, up 4.8 percent over the prior-year quarter.

“Scripps Networks Interactive delivered a very solid fourth quarter with revenue growth that underscored the strength of our lifestyle television networks,” said Kenneth W. Lowe, chairman, president and chief executive officer. “Strong advertising sales and double-digit growth in affiliate fee revenue at our Lifestyle Media businesses carried the day, offsetting lower revenues generated by our online comparison shopping businesses. The solid growth in ad sales during the quarter reflects an improving advertising environment and our ability to monetize the unprecedented viewership growth at our flagship networks.

“At HGTV and Food Network we achieved our best quarter - and best year ever - delivering record audiences and demonstrating the success our networks have engaging audiences,” Lowe said. “New to our portfolio of lifestyle media brands, Travel Channel had a record 2009 as well, getting us off to a great start as we build on this powerful and exciting network and content category.

“At Shopzilla and bizrate, segment profit for the quarter, while down year-over-year, was in line with expectations,” Lowe said. “Trends at our online comparison shopping businesses continue to move in the right direction as we work to position them for sustained growth.”

Here are fourth-quarter results by operating segment:

Lifestyle Media (Excluding Travel Channel)

Total Lifestyle Media revenue was $369 million, up 8.3 percent. Affiliate fee revenue grew 16 percent to $81.3 million. Advertising revenue was $281 million, up 6.8 percent.

Total expenses increased 24 percent to $206 million. Programming expenses increased 42 percent to $97.4 million. The increase in programming expenses includes the one-time, $21.1 million write-down in the value of Fine Living Network programming. Excluding the write-down, programming expenses increased 12 percent, bringing full-year expenses in line with guidance.

Non-programming costs increased 12 percent to $108 million, due primarily to increased marketing and legal expenditures to support the company’s affiliate renewal process.

Lifestyle Media segment profit was $163 million compared with $175 million in the prior-year period. Excluding the programming write-down and one-time expenses related to affiliate renewals, segment profit was up 7.8 percent.

Operating revenue at HGTV was $156 million, up 5.0 percent. HGTV now reaches 99 million U.S. subscribers compared with about 98 million at the end of the fourth quarter 2008.

Food Network operating revenue was $144 million, up 13 percent. Food Network reaches 99 million U.S. subscribers, up from about 98 million at the end of the fourth quarter 2008.

Revenue at DIY Network was up 11 percent to $18.5 million. DIY can be seen in about 53 million U.S. households, up from about 49 million households a year ago.

Fine Living Network (FLN) revenue was $12.2 million, down 4.7 percent. Fine Living reaches 56 million U.S. households vs.

54 million last year. The company expects to complete its rebranding of the Fine Living Network to the Cooking Channel during the second quarter of 2010.

Revenue at Great American Country (GAC) increased 7.1 percent to $7.6 million. Great American Country can be seen in about 58 million U.S. homes compared with about 55 million homes a year ago.

Revenue from the Lifestyle Media segment’s interactive businesses (SN Digital) was $27.6 million, up 10 percent.

Travel Channel

Operating revenue at Travel Channel was $11.5 million, during the 16 days that it was owned by the company. Travel Channel reaches 95 million U.S. subscribers, up from about 94 million at the end of the fourth quarter 2008.

Interactive Services

Interactive Services revenue was $49.0 million compared with $65.3 million in the year-ago quarter.

Segment expenses decreased 13 percent to $39.0 million.

Segment profit was $10.1 million compared with $20.3 million.

The company’s initiatives to reposition and differentiate Shopzilla’s products continue to show positive trends. Leads to Shopzilla merchant partners in the quarter grew 11 percent year over year. The lead volume metric is important because it measures the value Shopzilla is delivering to its direct merchant partners, as well as the level of engagement that consumers are having with the core content on its branded comparison shopping Web sites at bizrate.com and Shopzilla.com.

Full-year Results (Excluding Travel Channel)

Consolidated operating revenue in 2009 was $1.5 billion, down slightly from $1.6 billion in the prior year.

Consolidated net income attributable to Scripps Networks Interactive was $304 million compared with $23.6 million the prior year. Consolidated net income attributable to Scripps Networks Interactive in 2008 included a write-down in the value of goodwill at the company’s Shopzilla online comparison shopping business.

Following are full-year results by operating segment:

Total Lifestyle Media revenue increased 3.3 percent to $1.4 billion compared with $1.3 billion a year ago. Segment profit decreased slightly to $632 million. Advertising revenue was about even with 2008 at $1.0 billion. Affiliate fee revenue was up 16 percent from a year ago to $322 million. Segment costs and expenses increased 6.3 percent to $723 million compared with a year ago.

Total Interactive Services revenue declined 27 percent to $174 million from $238 million the prior year. Segment profit was $30.7 million compared with $62.5 million the previous year.

Total company capital expenditures were $91.3 million vs. $77.4 million in 2008, due to the expansion of the company’s operating facility in Knoxville, Tenn.

2010 Guidance

Lifestyle Media (Including Travel Channel)

Total affiliate fee revenue is expected to be $530 million to $540 million. Travel Channel represents about $100 million of the total affiliate fee revenue.

Programming expenses are expected to be $380 million to $400 million. Non-programming expenses are expected to be $550 million to $570 million, including one-time transition costs related to the Travel Channel.

Interactive Services

Segment profit from the company’s Shopzilla comparison shopping business is expected to be $33 million to $35 million.

Other items

•	Capital expenditures, $95 million to $100 million.

•	Effective tax rate, 31 to 33 percent.

•	Depreciation and amortization, $135 million to $145 million.

•	Interest expense, $33 million to $35 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 1-800-230-1059 (U.S.) or 612-234-9959 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Fourth Quarter Earnings Report,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. EST Feb. 10 until 11:59 p.m. EST Feb. 24. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 143183. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, country music network Great American Country, and the Fine Living Network, soon to be rebranded as the Cooking Channel; and Interactive Services, with leading online search and comparison shopping services bizrate and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended December 31,		Change	Twelve months ended December 31,		Change
(in thousands, except per share data)	2009	2008		2009	2008
Operating revenues	$429,739	$405,341	6.0%	$1,541,248	$1,550,699	(0.6)%
Costs and expenses	(277,721)	(223,060)	24.5%	(939,600)	(905,284)	3.8%
Depreciation and amortization of intangible assets	(22,900)	(17,682)	29.5%	(81,470)	(66,337)	22.8%
Write-down of goodwill and intangible assets		(243,700)			(243,700)
Gains (losses) on disposal of PP&E	(1,542)	47		(2,509)	(788)

Operating income (loss)	127,576	(79,054)		517,669	334,590	54.7%
Interest expense	(1,789)	(898)	99.2%	(2,810)	(14,207)	(80.2)%
Travel Channel financing costs	(12,118)			(12,118)
Equity in earnings of affiliates	5,792	1,321		18,626	15,498	20.2%
Losses on repurchases of debt					(26,380)
Miscellaneous, net	(389)	793		(1,110)	804

Income (loss) from continuing operations before income taxes	119,072	(77,838)		520,257	310,305	67.7%
Provision for income taxes	(31,025)	(48,951)	(36.6)%	(161,474)	(194,710)	(17.1)%

Income (loss) from continuing operations, net of tax	88,047	(126,789)		358,783	115,595
Income (loss) from discontinued operations, net of tax	27,976	(388)		26,091	353

Net income (loss)	116,023	(127,177)		384,874	115,948
Less: net income attributable to noncontrolling interests	(21,669)	(26,370)	(17.8)%	(85,548)	(92,391)	(7.4)%

Net income (loss) attributable to SNI	$94,354	$(153,547)		$299,326	$23,557

Diluted income (loss) per share:
Income (loss) from continuing operations attributable to SNI common shareholders	$0.40	$(0.94)		$1.65	$0.14
Income (loss) from discontinued operations attributable to SNI common shareholders	0.17	0.00		0.16	0.00

Net income (loss) attributable to SNI common shareholders	$0.57	$(0.94)		$1.81	$0.14

Weighted average diluted shares outstanding (1)	165,608	163,338		165,381	164,131

Amounts attributable to SNI:
Income (loss) from continuing operations	$66,378	$(153,159)		$273,235	$23,204
Income (loss) from discontinued operations	27,976	(388)		26,091	353

Net income (loss) attributable to SNI	$94,354	$(153,547)		$299,326	$23,557

For comparison purposes, results in the first half of 2008 include estimates of Scripps Networks Interactive’s portion of The E. W. Scripps Company’s corporate expenses for those periods. Such estimates are not representative of our costs as a stand-alone company.

(1)	For periods prior to July 1, 2008, diluted EPS was computed using the number of common shares outstanding on the spin-off date.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

2009 – During the fourth quarter of 2009, we incurred financing and other transaction related costs of $22.3 million associated with our acquisition of a 65% controlling interest in the Travel Channel and $4.0 million of costs related to international investments. These items reduced net income attributable to SNI $13.9 million, $.08 per share.

During the fourth quarter of 2009, we announced that Fine Living Network (“FLN”) will be rebranded as The Cooking Channel. The Cooking Channel is expected to launch in the third quarter of 2010. As a result of the decision to rebrand FLN, we completed an analysis of FLN’s programming library and recorded a non-cash charge of $21.1 million in the fourth quarter of 2009 to write-down the value of FLN’s programming rights to their expected fair value. The charge reduced net income attributable to SNI $12.1 million, $.07 per share.

Our tax provision for the fourth quarter of 2009 includes favorable adjustments that were primarily attributed to differences identified between our prior year tax provision and tax returns. Net income attributable to SNI was increased by $8.3 million, $.05 per share.

2008 – Our fourth quarter 2008 operating results include a write-down of Shopzilla goodwill that reduced net income attributable to SNI $244 million, $1.49 per share. The charge was a result of the changing environment for online comparison shopping services and the subsequent strategic repositioning of Shopzilla for long-term growth.

As a result of the distribution of Scripps Networks Interactive, Inc. to the shareholders of The E. W. Scripps Company, SNI employees holding share-based equity awards, including share options and restricted shares, received modified awards in our Company’s stock. Under share-based payment accounting principles, the adjustment to the outstanding share based equity awards is considered a modification and incremental share-based compensation expense is recognized to the extent the fair value of the awards immediately prior to the modification is less than the fair value of the awards immediately after the modification. Our 2008 year-to-date results include a non-cash charge of $4.9 million related to the modification of these stock-based awards. Year-to-date net income attributable to SNI was reduced by $3.2 million, $.02 per share.

In the second quarter of 2008, E. W. Scripps redeemed their outstanding notes which were previously allocated to us in our combined financial statements. The associated loss on extinguishment from such redemption, which was not expected to be deductible for income tax purposes, was allocated to us in our statement of operations resulting in a reduction to year-to-date net income attributable to SNI of $26.4 million, $.16 per share.

2. DISCONTINUED OPERATIONS

During the second quarter of 2009, the board of directors authorized management to pursue the sale of our uSwitch business. On December 23, 2009, we completed the sale our uSwitch business for total cash consideration of $10.3 million, subject to certain closing adjustments.

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2009	2008	2009	2008
Operating revenues	$6,151	$6,179	$22,732	$39,938

Income (loss) from discontinued operations, before tax:
Loss from operations	$(2,396)	$(2,209)	$(4,131)	$(986)
Gain on divestiture	28,668		28,668

Income (loss) from discontinued operations, before tax	$26,272	$(2,209)	$24,537	$(986)
Income taxes (benefit)	(1,704)	(1,821)	(1,554)	(1,339)

Income (loss) from discontinued operations, net of tax	$27,976	$(388)	$26,091	$353

The gain on the uSwitch divestiture reflects the recognition of $44.4 million in foreign currency translation gains that were previously recognized in equity as a component of accumulated other comprehensive income. The foreign currency translation gain was partially offset by a $6.8 million charge recorded for lease obligations we assumed in the sale and a $8.9 million loss that was recognized on the sale of uSwitch’s net assets.

3. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Great American Country (“GAC”), FLN (to be rebranded as the Cooking Channel), and SN Digital which includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food or shelter related categories such as RecipeZaar.com, HGTVPro.com, and FrontDoor.com. Our networks also operate domestically and internationally through licensing agreements with other entities. We own approximately 69% of Food Network and 65% of Travel Channel. Each of our networks is distributed by cable, telecommunications, and satellite distributors.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brands, BizRate and Beso. Our product comparison shopping services help consumers find products offered for sale on the Web by online retailers. Shopzilla also operates a Web-based consumer feedback network within the BizRate brand that collects millions of consumer reviews of stores and products each year.

Our chief operating decision maker evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 5—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

	Three months ended December 31,		Change	Twelve months ended December 31,		Change
(in thousands)	2009	2008		2009	2008
Segment operating revenues:
Lifestyle Media	$380,075	$340,254	11.7%	$1,366,802	$1,312,313	4.2%
Interactive Services	49,035	65,256	(24.9)%	173,920	238,469	(27.1)%
Corporate	675			675	86
Intersegment eliminations	(46)	(169)		(149)	(169)	(11.8)%

Total operating revenues	$429,739	$405,341	6.0%	$1,541,248	$1,550,699	(0.6)%

Segment profit (loss):
Lifestyle Media	$167,963	$174,950	(4.0)%	$636,865	$632,059	0.8%
Interactive Services	10,060	20,270	(50.4)%	30,735	62,534	(50.9)%
Corporate	(26,005)	(12,939)		(65,952)	(49,178)	34.1%

Total segment profit	152,018	182,281	(16.6)%	601,648	645,415	(6.8)%
Depreciation and amortization of intangible assets	(22,900)	(17,682)	29.5%	(81,470)	(66,337)	22.8%
Write-down of goodwill and intangible assets		(243,700)			(243,700)
Gains (losses) on disposal of PP&E	(1,542)	47		(2,509)	(788)
Interest expense	(1,789)	(898)	99.2%	(2,810)	(14,207)	(80.2)%
Travel Channel financing costs	(12,118)			(12,118)
Equity in earnings of affiliates	5,792	1,321		18,626	15,498	20.2%
Losses on repurchases of debt					(26,380)
Miscellaneous, net	(389)	793		(1,110)	804

Income (loss) from continuing operations before income taxes	$119,072	$(77,838)		$520,257	$310,305	67.7%

Lifestyle Media’s fourth quarter 2009 operating results include the $21.1 million FLN programming write-down and Travel Channel operating results for the period after the December 15 acquisition date.

Corporate costs for the year-to-date period of 2008 include an estimate of SNI’s portion of The E. W. Scripps Company’s corporate expenses for the periods prior to the July 1, 2008 separation date. Included in Corporate expenses are one-time costs related to the separation that totaled $6.8 million for the year-to-date period of 2009 and $8.7 million for the year-to-date period of 2008.

Corporate costs in the fourth quarter of 2009 include transaction costs of $10.2 million that were incurred related to the Travel Channel acquisition. Corporate also includes the operating results of the joint venture we formed with Chello Zone Media in the fourth quarter of 2009 as well as international development spending. The joint venture of which we own 80% was formed to launch food channels in Europe, Africa and the Middle East.

4. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites (SN Digital).

Supplemental information for Lifestyle Media is as follows:

	Three months ended December 31,		Change	Twelve months ended December 31,		Change
(in thousands)	2009	2008		2009	2008
Operating revenues by brand:
HGTV	$156,353	$148,846	5.0%	$616,278	$596,584	3.3%
Food Network	144,295	127,555	13.1%	507,513	485,914	4.4%
Travel Channel (2)	11,334			11,334
DIY	18,537	16,667	11.2%	69,670	64,005	8.9%
FLN	12,227	12,827	(4.7)%	46,115	52,464	(12.1)%
GAC	7,590	7,087	7.1%	26,864	25,175	6.7%
SN Digital	27,792	25,048	11.0%	81,804	81,894	(0.1)%
Other/intersegment eliminations	1,947	2,224	(12.5)%	7,224	6,277	15.1%

Operating revenues by type:
Advertising	$287,319	$263,060	9.2%	$1,009,496	$1,005,330	0.4%
Affiliate fees, net	85,711	70,379	21.8%	325,885	277,370	17.5%
Other	7,045	6,815	3.4%	31,421	29,613	6.1%

Subscribers (1):
HGTV				98,700	97,700	1.0%
Food Network				99,200	97,900	1.3%
Travel Channel				95,200	93,800	1.5%
DIY				53,200	49,400	7.7%
FLN				56,400	53,900	4.6%
GAC				58,500	55,100	6.2%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of FLN in 2008, which was not yet rated by Nielsen and represented comparable amounts calculated by us.
(2)	Reflects revenues generated following the December 15, 2009 acquisition date of the Travel Channel.

5. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2009	2008	2009	2008
Operating income (loss)	$127,576	$(79,054)	$517,669	$334,590
Depreciation and amortization of intangible assets:
Lifestyle Media	11,390	7,669	38,822	28,309
Interactive Services	10,432	9,923	40,862	37,769
Corporate	1,078	90	1,786	259
Losses (gains) on disposal of PP&E:
Lifestyle Media	184	(43)	755	721
Interactive Services	1,358	(3)	1,754	(3)
Corporate		(1)		70
Write-down of goodwill and other intangible assets		243,700		243,700

Total segment profit	$152,018	$182,281	$601,648	$645,415

Since segment profit is a non-GAAP measure, it should be considered in addition to, but not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with GAAP.